EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Diane McKenna	Keith Terreri
Director of Advertising & Brand Management	Vice President — Finance & Treasurer
214-571-4641	214-571-4753
media_relations@metropcs.com	kterreri@metropcs.com
MetroPCS Signs Asset and Spectrum Purchase
Agreements for Jacksonville, Florida
Acquisition will enable MetroPCS to launch service in second quarter of 2008
DALLAS (Jan. 9, 2008) — Affirming its leadership in the unlimited wireless communications industry, today MetroPCS Communications, Inc. (NYSE: PCS) announced that through one of its subsidiaries, it has entered into a license purchase agreement with PTA Communications, Inc. for the acquisition of 10 MHz of personal communication services (PCS) spectrum for the Jacksonville, Fla. basic trading area. MetroPCS has also entered into agreements with NTCH, Inc. (dba Cleartalk PCS) and PTA-FLA, Inc. for the purchase of its subscribers and certain of their network assets used by them in providing PCS wireless telecommunications services in Jacksonville. These acquisitions, combined with the additional wireless sites MetroPCS plans to build in Jacksonville, will allow MetroPCS to begin offering service during the second quarter of 2008 to an estimated population of approximately 1.5 million people.
Consummation of both acquisitions is conditioned on customary closing conditions and the license purchase agreement also requires approval by the Federal Communications Commission (FCC).

MetroPCS Signs Asset and Spectrum Purchase Agreements for Jacksonville, Fla. — 2
“Residents in Jacksonville will soon be able to enjoy our unlimited, flat-rate, simple and affordable plans,” said Roger Linquist, chairman of the board, president and chief executive officer of MetroPCS. “We look forward to providing future MetroPCS subscribers with coverage in Jacksonville and to further expanding our extensive Florida coverage for our current subscribers.”
With approximately 3.7 million subscribers nationwide, continued consumer demand for MetroPCS’ unlimited, no signed contract, flat-rate wireless service has been the driving factor behind the company’s expansion. In September, 2007 the company launched service in the greater Los Angeles area and in addition to Jacksonville, plans to launch service in Las Vegas and Philadelphia in 2008.
MetroPCS’ plans range from $30 to $50 per month and allow subscribers to talk all they want, 24-hours-a-day, seven days a week. Unlike most carriers, MetroPCS does not require a signed contract, which means that consumers can activate service without going through a credit check, or paying a deposit. While options and services depend on the selected plan, subscribers can further enhance their service with “unlimited” advanced feature packages that include voicemail, caller ID, call waiting, three-way calling, text and picture messaging, push e-mail, mobile Internet browsing, mobile instant messaging, and the recently announced unlimited Metro411, a voice-activated, premium directory assistance service.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communication service for a flat-rate with no signed contract. MetroPCS owns licenses or has access to wireless spectrum covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States. As of September 30, 2007, MetroPCS had approximately 3.7 million subscribers and offers service in the Miami, Orlando, Daytona, Melbourne, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, and Sacramento metropolitan areas. For more information please visit www.metropcs.com.
Forward-Looking Statements
Any statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be evaluated as such. Forward-looking statements include information concerning statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, future penetration rates, planned market launches, capital expenditures, financing needs and other

MetroPCS Signs Asset and Spectrum Purchase Agreements for Jacksonville, Fla. — 3
information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, performance or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include: our ability to integrate the businesses of the companies; greater than expected operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with, subscribers, clients or suppliers following the transaction; delays in obtaining the regulatory approval required for the transaction; the highly competitive nature of our industry; our ability to clear the Auction 66 Market spectrum of incumbent licensees; the rapid technological changes in our industry; our ability to sustain the growth rates we have experienced to date; each company’s ability to construct and launch future markets within projected time frames; our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures; our ability to secure the necessary spectrum and network infrastructure equipment; the indebtedness amounts of the combined company; changes in consumer preferences or demand for our products; our inability to attract and retain key members of management; and other factors described in MetroPCS’ periodic reports filed with the Securities and Exchange Commission (the “Commission”). We do not intend to, and do not undertake a duty to, update any forward-looking statement or projection in the future to reflect the occurrence of events or circumstances, except as required by law.
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